EXHIBIT 3.4
                  CERTIFICATE OF AMENDMENT OF
             RESTATED CERTIFICATE OF INCORPORATION
                              OF
                    STAR TECHNOLOGIES, INC.

      Star Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

      FIRST: That the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") is hereby amended by:

          a. Striking out Sections 1, 2, 3, 4 and 5 of the Certificate of Designation Relating to Series B Senior Preferred Stock Having a Par Value of $.01 Per Share and Series C Preferred Stock Having a Par Value of $.01 Per Share of Star Technologies, Inc. (the "Certificate of Designation") (which Certificate of Designation was dated, filed with the Secretary of State of the State of Delaware, and amended and became a part of Article 4 of the Certificate of Incorporation on May 30,
      1990) and substituting in lieu thereof the text of Annex A attached hereto;

          b. Deleting in its entirety Section 6 of the Certificate of Designation; and

          c. Striking out the number "7" in the title of Section 7 of the Certificate of Designation and substituting in lieu thereof the number "6".

     SECOND: That the amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Robert C. Compton, its President, and Brenda A. Potosnak, its Secretary, this 23 day of August, 1996.

                              STAR TECHNOLOGIES, INC.

                              /s/ Robert C. Compton
                              Robert C. Compton
                              President
 ATTEST:

 /s/ Brenda A. Potosnak
 Brenda A. Potosnak
 Secretary
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 ANNEX A

 1.   Dividends.
     (a)  The holders of the then outstanding Series B and Series C
 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of 10.0% of the Issue Price (as hereinafter defined) per annum per share of the Series B and Series C Preferred Stock from and after August 16, 1996 (the "Dividend Commencement Date"). Dividends shall accrue and be payable quarterly in arrears on the last day of each June, September, December and March in each year commencing on September 30, 1996. No dividends or other distributions shall be declared or paid with respect to the common stock, par value $.01 per share, of the corporation (the "Common Stock") or stock of any other class or series ranking junior (with respect to either dividends and distributions or rights of liquidation) to the Series B Preferred Stock or Series C Preferred Stock (hereinafter, the "Series B or Series C Preferred Stock") until all cumulative dividends on all shares of the Series B and Series C Preferred Stock shall have been paid, the dividends on all shares of the Series B and Series C Preferred Stock for the then current dividend period shall have been paid or declared and set apart for payment.

     (b) Dividends on each share of Series B and Series C Preferred Stock shall accrue (whether or not earned or declared) and be fully cumulative only from the Dividend Commencement Date, and all rights of the holders of Series B and Series C Preferred Stock to receive cumulative dividends which have not been declared for any period prior to the Dividend Commencement Date are hereby cancelled. Accumulations of dividends on any shares of Series B or Series C Preferred Stock shall not bear interest. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series B and Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. Dividends on the Series B and Series C Preferred Stock shall be paid to the holders of record thereof on the Business Day (as defined in Section 3) next preceding the date on which such dividend is to be paid.

     (c)  All dividend payments shall be paid in cash.

 2.  Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series B and Series C

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 Preferred Stock by reason of their ownership thereof shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock or stock of any other class or series ranking junior as to the assets in liquidation to the Series B and Series C Preferred Stock, an amount equal to $100 per share of the Series B Preferred Stock (as adjusted for any stock split, stock dividend, combination or similar recapitalization resulting in a change in the Series B Preferred Stock) (the "Series B Issue Price") and
 $100 per share of the Series C Preferred Stock (as adjusted for any stock split, stock dividend, combination or similar recapitalization resulting in a change in the Series C Preferred Stock) (the "Series C Issue Price") (the Series B Issue Price and the Series C Issue Price being sometimes termed the "Issue Price" or "Issue Prices") plus an amount in each case equal to all accrued and unpaid dividends on the Series B or Series C Preferred Stock, as the case may be, from the Dividend Commencement Date to the date of final distribution to such holders. If upon the occurrence of such event the assets distributable among the holders of the Series B and Series C
 Preferred Stock and all other series of preferred stock ranking equally as to the corporation's assets in liquidation shall be insufficient to permit the payment of the full preferential amounts for all such series, then the entire assets and funds of the corporation legally available for distribution to its shareholders shall be distributed among the holders of all such series of the preferred stock then outstanding ratably per share in proportion to the full preferential amounts per share to which they are respectively entitled.

     (b) After the payment or distribution to the holders of the Series B and Series C Preferred Stock and all other series of preferred stock ranking equally with the Series B and Series C Preferred Stock as to the corporation's assets in liquidation, of their full preferential amounts has been made, the remaining assets of the corporation available for distribution to its shareholders shall be distributed ratably to the holders of the outstanding Common Stock and any other series of preferred stock, except to the extent otherwise provided in the designation of any series of Common Stock or any such series of preferred stock.

 3.  Redemption.

     (a) The Series B and Series C Preferred Stock shall not be redeemable at the option of the holders thereof.

     (b) The corporation may at its option at any time prior to conversion thereof redeem the then outstanding shares of Series B Preferred Stock, in whole or in part, at a redemption price per share equal to 100% of the Series B Issue Price, plus an amount equal to accrued but unpaid dividends on the shares being redeemed to and including the date fixed for redemption of such shares (a "Redemption Date"). The

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 redemption price plus accrued but unpaid dividends to and including the applicable Redemption Date shall be payable in cash. If less than all the shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock shall be redeemed pro rata from the holders of the Series B Preferred Stock. The shares of Series B Preferred Stock which are not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

     (c) The corporation may at its option, at any time prior to conversion thereof, redeem the then outstanding shares of Series C Preferred Stock, in whole or in part, at a redemption price per share equal to 100% of the Series C Issue Price, plus an amount equal to accrued but unpaid dividends on the shares being redeemed to and including the Redemption Date for such shares. The redemption price plus accrued but unpaid dividends to and including the applicable Redemption Date shall be payable in cash. If less than all the shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock shall be redeemed pro rata from the holders of the Series C Preferred Stock. The shares of Series C Preferred Stock which are not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

     (d) Notice of any redemption of shares of Series B or Series C Preferred Stock pursuant to Subsection (b) or (c) of this Section 3 shall be given by mail, postage prepaid, at least 30, but not more than 60, days prior to the Redemption Date to each holder of shares of Series B or Series C Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the corporation.

     (e)  On the date of any redemption being made pursuant to Subsection
 (b) or (c) of this Section 3 which is specified in a notice given pursuant to Subsection (d) of this Section 3, the corporation shall, and at any time after such notice shall have been mailed and before the Redemption Date the corporation may, deposit for the benefit of the holders of shares of Series B and Series C Preferred Stock to be redeemed the funds necessary for such redemption, including the amount necessary to pay all accrued and unpaid dividends to and including the Redemption Date, with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $100,000,000. Any moneys so deposited by the corporation and unclaimed at the end of two years from the date designated for such redemption shall revert to the general funds of the corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B or Series C Preferred Stock to be redeemed shall look only to the corporation for the payment of the redemption price plus all accrued and unpaid dividends to and including the

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 Redemption Date.  In the event that moneys are deposited pursuant to this
 Subsection (e) in respect of shares of Series B or Series C Preferred Stock that are converted in accordance with the provisions of Section 4, such moneys shall, upon such conversion, revert to the general funds of the corporation and, upon demand, such bank or trust company shall pay over to the corporation such moneys and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this Subsection (e) shall be paid from time to time to the corporation for its own account.

     (f) Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to Subsection (e) in respect of shares of Series B or Series C Preferred Stock to be redeemed pursuant to Subsection (b) or (c) of this Section 3, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the right to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series B and Series C Preferred Stock designated for redemption shall cease and terminate with respect to such shares, excepting only the right to receive the redemption price therefor, plus all accrued and unpaid dividends to and including the Redemption Date.

 4.  Conversion.

     The holders of the Series B and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Subject to Subsection (c), each share of Series B and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time prior to redemption, at the office of the corporation or any transfer agent for the Series B and Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B Issue Price by the Conversion Price for the Series B Preferred Stock (the "Series B Conversion Price") at the time in effect for such share of Series B Preferred Stock and
 (B) the Series C Issue Price by the Conversion Price for the Series C Preferred Stock (the "Series C Conversion Price") at the time in effect for such share of Series C Preferred Stock (the Series B Conversion Price and the Series C Conversion Price sometimes hereinafter referred to as the "Conversion Price" or "Conversion Prices"). The initial Series B Conversion Price and the initial Series C Conversion Price shall be $1.00 per share; provided, however, that each Conversion Price shall be subject to adjustment as set forth in Subsection 4(c).

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     (b)  Mechanics of Conversion.  Before any holder of Series B or Series
 C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series B or Series C Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B or Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B or Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (c) Conversion Price Adjustments of Series B and Series C Preferred Stock. The Conversion Prices of the Series B and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

          (i) In the event the corporation should at any time or from time to time after the Dividend Commencement Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Series B Conversion Price and the Series C Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares.

          (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination,

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      the Series B Conversion Price and the Series C Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 4(c)(i), then, in each such case for the purpose of this Subsection 4(d), the holders of the Series B or Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series B and Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

     (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a split, subdivision or combination provided for elsewhere herein) provision shall be made so that the holders of the Series B and Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B and Series C Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series B and Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B and Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (f) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B and Series C Preferred Stock against impairment.

     (g)  No Fractional Shares and Certificate as to Adjustments.

          (i) No fractional shares shall be issued upon conversion of the Series B or Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares would otherwise be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B or Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B and Series C Preferred Stock pursuant to this Section 4, the corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B or Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of a holder of Series B or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B or Series C Preferred Stock.

     (h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend pursuant to Subsection 1(a)) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series B or Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (i) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B and Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the

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 conversion of all such shares of Series B and Series C Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series B and Series C Preferred Stock, the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B or Series C Preferred Stock shall be deemed given when personally delivered to such holder or deposited in the United States mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

     (k) Taxes. The corporation shall pay all taxes (other than income taxes) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B or Series C Preferred Stock. The corporation shall not, however, be required to pay any tax that may be imposed in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series B or Series C Preferred Stock to be converted.

 5.  Voting Rights.

     Except as otherwise expressly provided herein or as required by law, the holder of each share of Series B or Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B or Series C Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the By-Laws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.